Exhibit 10.104

September 14, 2005

Richard M. Noling

[Address]

Dear Rick:

      Insignia Solutions, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Interim Chief Financial Officer, with effect from the above date and you will report to the Company’s CEO. This is initially a part-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. If you choose to accept full time employment on the ninety day anniversary of your employment, then your title will become Chief Financial Officer.

2. Cash Compensation. Effective September 19th, 2005 the Company will pay you a salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule for part-time employment of approximately twenty five to thirty hours per week.

3. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted on September 19th, your first day of salaried employment an option to purchase 250,000 shares of the Company’s 20p Ordinary Shares (the “Option”). The exercise price per share of the Option will be equal to the fair market value per share on the date the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s Share Option Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in equal monthly installments over the next 48 months of continuous service, as described in the applicable Stock Option Agreement.

4. In the event of a Change-in-Control (as defined below), you will become vested in the number of shares under option that are unvested as of the date of such Change-in-Control.

5. “Change-in-Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change-in-Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

6. Severance Pay. If after January 1, 2005 the Company terminates your employment for any reason other than Cause (as defined below) then (a) the Company will continue to pay your base salary for a period of one month following the termination of your employment; (b) the Company will pay your COBRA premiums for a certain period, as described below. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the

September 14, 2005

     Company’s standard payroll procedures. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budge Reconciliation Act (“Cobra”) following the termination of your employment, the Company will pay your monthly COBRA premium until the earliest of (a) the close of the three-month period following the termination of your employment; or (b) the expiration of your continuation coverage under COBRA. However, this Section 7 will apply unless you (a) resign as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the company or persons affiliated with the Company and (c) have returned all Company property.
     “Cause” shall mean: (i) your unauthorized use or disclosure of the company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any agreement between you and the Company; (iii) your material failure to comply with the Company’s written policies or rules; (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) your gross negligence or willful misconduct; or (vi) your continued failure to perform assigned duties after receiving written notification of such failure from the Board of Directors or the Chief Executive Office; provided, however, that before any termination under subparts (ii), (iii), or (iv) of this paragraph, you must receive written notification from the Company’s Chief Executive Officer that specifically identifies the basis for the Company’s claim that you have committed a material breach of any agreement, or that you have materially failed to comply with the Company’s written policies or rules, or that you have failed to perform assigned duties, and you must be given a period of at lease thirty (30) days following your receipt of such written notice to cure any item specified in the written notification from the Company’s Chief Executive Officer. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or a parent or subsidiary) may consider as grounds for your discharge without Cause.
     7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
     8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
     9. Officer Status. As an officer of the Company you will be covered by the Company’s Directors and Officers Insurance. In addition under your employment as Chief Financial Officer you are not, nor will be, obligated to sign the Company’s Form 10-Q for the quarter ended September 31, 2005, the Company’s Form SB-2 about to be filed or any other document that requires you to certify for activities and/or financial statements for periods prior to October 1st, 2005 other than the remainder of the 10-Qs and the 10-K for 2005.
     10. Withholding taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
     11. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

September 14, 2005

     12. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.
     The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County, California or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.
     You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.
     This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement, or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).
     If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.
***
     We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours, Insignia Solutions, Inc.
By:	/s/ Mark McMillan
Title: CEO, Mark McMillan

     I have read and accept this employment offer:

September 14, 2005

/s/ Richard Noling
Signature of Richard Noling

Dated: September 14, 2005
Attachment
Exhibit A: Proprietary Information and Inventions Agreement